Exhibit 5.2

July 5, 2016

ITC Holdings Corp.

27175 Energy Way

Novi, Michigan 48377

Ladies and Gentlemen:

We have acted as counsel to ITC Holdings Corp., a Michigan corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 3.25% Notes due 2026 (the “Securities”).  The Securities will be issued under an indenture (the “Base Indenture”) dated as of April 18, 2013 between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Third Supplemental Indenture dated July 5, 2016, between the Company and the Trustee (the “Third Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement and the Base Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the Third Supplemental Indenture.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that, at the time of authorization, execution, delivery and issuance, as applicable, of the Indenture and the Securities, (1) the Company was validly existing and in good standing under the laws of the State of Michigan and had duly authorized, executed, delivered and issued, as applicable, the Indenture and the Securities in accordance with its organizational documents and the law of the State of Michigan, (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and the Securities did not and will not violate the law of the State of Michigan or any other applicable laws (excepting the law of the State of New York) and (3) the execution, delivery, issuance and performance, as applicable, by the Company of the Indenture and the Securities did not and will not constitute a breach or violation of its organizational documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication of the Securities by the

Trustee and upon payment and delivery in accordance with the applicable underwriting agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.  In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 1.10 of the Base Indenture relating to the separability of provisions of the Indenture or Section 4.5 of the Third Supplemental Indenture relating to the separability provisions of the Third Supplemental Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on July 5, 2016 and to the use of our name under the caption Validity of the Notes in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP